                                                       Exhibit 10.30


December 16,1997

Mr. Bil Lien, Project Executive
IBM Global Services
5301 Maryland Way
Brentwood TN 37027

Dear Bil:

In connection with that certain Letter dated November 27, 1996 (the "Termination Letter") from Crispin D. Crosswy of Comdata Network, Inc. ("Comdata") to Mr. Bil Lien of Integrated Systems Solutions Corporation ("ISSC"), n.k.a. International Business Machines Corporation ("IBM"), pursuant to which Comdata provided formal notification to ISSC that it intended to terminate for convenience on or before June 30, 1999, that certain Amended and Restated Agreement for Systems Operations Services dated August 29, 1995 (the "Agreement"), by and between ISSC and Comdata, pursuant to Section 10.1 of the Agreement, I am writing this letter (this "Letter") to request IBM's approval of Comdata's revocation of the Termination letter.

Therefore, notwithstanding anything in the Termination Letter or any other correspondence or communication prior to the date hereof to the contrary, by executing below EBM and Comdata agree that Comdata shall be deemed to have not provided any notification to IBM of its intention to terminate the Agreement.

If IBM is in agreement with the terms of this Letter, please evidence such approval by causing the enclosed copy of this letter to be executed and returned to me.

If you have any questions or concerns regarding this Letter, please do not hesitate to contact me at any time.

Very truly ,yours,

/s/Tony Holcombe
Tony Holcombe
President and Chief Executive Officer

AGREED TO AND ACCEPTED AS OF
THE DATE SET FORTH ABOVE

INTERNATIONAL BUSINESS MACHINES CORPORATION



By: /s/William S. Lien
William S. Lien
Title:  Project Executive

                                                        December 16, 1997

Mr. Tony Holcombe, President and CEO
Comdata Network, Inc.
5301 Maryland Way
Brentwood TN 37027

Dear Tony:

We are very pleased to have the opportunity to continue the Comdata/IBM Global Services relationship, and to further expand our involvement by providing new services across several additional areas. Our mutual intent is to incorporate any necessary modifications and additions into our existing agreement. The key elements of our proposal are detailed in the attachment to this letter. They represent the products and services that have been discussed with you and Mr. David Wolverton, Senior Vice President of Operations, and are intended to guide our future discussions.

Our proposal is based upon our current understanding of Comdata's requirements, and may be subject to modifications upon completion of our due diligence process, which will begin when confidentiality restrictions regarding this proposal end.

By signing below, we mutually confirm our intent to enter into an expanded agreement based upon the terms and conditions set forth in that certain Amended and Restated Agreement for Systems Operations Services dated as of August 29, 1995 ("Agreement"), along with the elements of our proposal set forth in the attachment and such other terms and conditions as shall be mutually agreed upon during or following the due diligence period. It is our mutual understanding that this new arrangement between Comdata and IBM Global Services shall be evidenced by a written amendment to the Agreement. Each of us hereby agree to work in good faith to finalize, execute, and deliver the amendment contemplated hereby no later than Friday, February 27, 1998.

Please indicate your concurrence with the above by signing in the space provided below.

                                   Sincerely,

                                   /s/Bill
                                   William S. Lien

Attachment


/s/Tony Holcombe
Tony Holcombe
President, Comdata

                         Provisions for Contract Supplement

Additional Services

IBM Global Services will assume responsibility for the following functions, currently performed by Comdata:

          Application Development and Maintenance (ADM). IBM Global Services will consolidate TIC, Trendar, and Payload development and maintenance functions into the IBM Global Services function. In addition, IBM will be responsible for the authoring of Functional Specification Documents (FSDs) for all application development work to be performed by IBM Global Services.

          Quality Assurance. IBM Global Services will perform the quality assurance and security administration functions of Comdata's current Quality Programs department.

          Network Services. IBM Global Services will manage and perform the in-scope functions of Comdata's current Network Services department.

          Operations. IBM Global Services will acquire and install a CMOS R44 4-engine processor, and will relocate the Sun, AS/400, RS/6000, TIC, and Tendar systems (as appropriate) to IBM's LaVergne facility, where IBM Global Services will operate these systems on behalf of Comdata.

          Project Management. Most development projects will be managed by the Application Development organization, working with the designated focal point for the Comdata line of business organization. The processes established for increasing or decreasing the ADM resource pool will apply to project management services.

The specific responsibilities of Comdata and IBM Global Services are detailed on the following pages, and are subject to a due diligence verification and potential adjustment.

Archco - a recent Comdata acquisition - is specifically excluded from this letter of intent; however, it is the intention of the parties to work toward the inclusion of Archco ADM and Operations in the amendment contemplated hereby.

[Schedules entitled "Application Development," "Quality Programs" and "Network Services" not included]

December 16, 1997

Application Development

The table below shows the Comdata and IEBM Global Services responsibilities for Phases 3, 4 and 5 of Comdata's Product Management Process.

IBM Global Services proposes to add application development and maintenance
(ADM) responsibilities for the TIC, Trendar, and PayLoad applications.

SCHEDULES PERTAINING TO APPLICATION DEVELOPMENT, QUALITY PROGRAMS AND NETWORK SERVICES OMITTED.

Operations

IBM Global Services will add systems administration and systems operations responsibilities for the TIC and Trendar platforms.

In addition, IBM Global Services proposes to relocate - as appropriate - the AS/400, RS/6000, Sun, TIC, and Trendar platforms to IBM's Data Center in LaVergne. Comdata is responsible for all costs related to the relocation -including any fit-up and environmentals at IBM facilities - as well as any telecommunication facilities and equipment required to facilitate the remote operation. Comdata maintains financial responsibility for hardware, software, maintenance, and consumables for the Comdata-owned platforms (Sun, TIC, and Trendar). Comdata will provide all required documentation and operations training for Comdata platforms to enable IBM Global Services to assume operational responsibilities.

Project Management

IBM Global Services will provide project management for all development projects, using resources from the ADM resource baseline. The processes established for increasing or decreasing the ADM resource pool will apply to project management services.

December 16, 1997

Service Baselines


                    Current        Baseline       Baseline       ARC          RRC
                    Baseline       Hours          Hours          cost/hour    cost/hour
                    Hours          1998           1999-2005*
ADM & Quality       81,400         109,150        136,900        TBD          TBD
Assurance Network     0             27,000         27,000        TBD          TBD
Services

                                         *Baseline hours for year 2005 will be
                                         determined on a pro rata basis.

Pricing

In recognition of IBM Global Services' investments in the Comdata technical environment, Comdata will make a one-time payment of $8,208,000 to IBM Global Services by the end of December, 1997 to restructure the Agreement.

IBM Global Services will modify the Annual Services Base Charge in the existing contract to account for: the additional services; a change in the COLA factor from 90% to 70%; and a restructuring to reflect capital investments made since 1991.


     ($ in millions)                                Contract Year

                          '98      '99      '00      '01      '02      '03      '04      '05
     Annual Services     19.847   21.347   21.347   21.347   21.347   21.347   21.347   7.116
     Base Charge

Termination Charge         10.2      8.6      7.5      6.7      6.1      5.3      4.2       0


The use of the November 1997 CMOS R44 processor upgrade as described herein, the ongoing license fees set forth in Schedule F-3 of the Agreement, and the use of base DB2 licenses for that platform are included in the Annual Services Base Charge. COLA will be applied to all charges, including- ARCs and RRCs.

In addition to the restructuring fee and the Annual Services Base Charge, Comdata will be responsible for the one-time charges (e.g., license upgrade fees, cabling, etc.) associated with the CMOS R44 implementation (estimated at $450,000) as well as one-time and ongoing costs associated with the relocation of the specified platforms to IBM's LaVergne facility.

The Annual Services Base Charge is subject to change as we define the new service baselines and ARC/RRC structure.

December 16, 1997

Flexibility - Mainframe

     IBM Global Services will work with Comdata to identify a modified baseline structure which allows for adjustments based on changes in variable costs due to changes in workload. This structure will be applied to mainframe CPU, DASD, and Tape resources beginning on January 1, 1999.

     The following terms will apply to calendar year 1998 processing:

         1. Additional Resource Charges (ARCS) will not be applied unless actual usage exceeds the capacity of the CMOS R44 (4 engine, 171 MIPS) processor or the existing DASD and tape resources.
         2. Reduced Resource Charges (RRCS) will not be applied until a service baseline is established.
         3. RRCs will not apply to the first 20% of reduced usage below the baseline (the "deadband").
         4. For reduced usage between 20% below the service baseline and 50% below the service baseline, IIBM Global Services will share any net actual savings with Comdata on a 50/50 basis.

With respect to establishing a modified baseline structure, the following schedule will guide our activities:

1/15/98 IBM Global Services installs the tools required to gather performance data.
2/15/98   IBM Global Services proposes a schedule of performance metrics to
          Comdata.
03/l/98 Comdata and IBM Global Services agree on the definition of performance metrics as part of the contract supplement.
03/l/98
05/l/98   IBM Global Services gathers performance data.
05/15/98 IBM Global Services proposes a methodology and fee schedule for reduced resource charges and additional resource charges based on baseline resource usage.

The following table is a sample ARC/RRC structure which will serve as a framework for establishing specific Comdata terms. Each of the metrics will have an established baseline which will be used to calculate the ARC/RRC adjustments.

                                       SAMPLE
Additional Resource      Contract Year
Charges (ARCS) &
Reduced Resource         1998    1999     2000     2001     2002    2004    2005
Charges (RRCS)

CPU MIPS
($ per CPU MIPS)    -

DASD
($ per gigabyte)

Tape
(per tape mount)
(per tape stored)


December 16, 1997

The following discussion is a representative sample of usage-based charges:

Resource Categories and Measurement Methodology

When "Customer" and IBM mutually agree upon the methodology and fee schedule for RRC and ARC charges, and monthly thereafter, using the processes and procedures described in the Procedures Manual, IBM Global Services will measure, track and report usage of Resource Units in the categories: Host CPU, DASD, and Tape.

Additional Resource Charges and Reduced Resource Credits

"Customer's" increased or decreased usage of the resource categories may result in either an ARC or RRC; provided, however, that the usage is not within the defined "deadbands". After the completion of each month during the Term, starting with the first full month after the Commencement Date or as otherwise specified in this Schedule, IBM Global Services will calculate ARCs and RRCs as follows.

Calculation of ARCS:

     IBM Global Services will compare the measurement of RUs actually used during the applicable period, (the "Measurement RUs"), with the Baseline for that category. There will be no increase of the charges otherwise payable to IBM Global Services for such period unless the actual measurement of RUs used for that period exceeds the Baseline for that category for such period, in which case the "customer" will pay IBM Global Services an ARC equal to the product of the ARC Rate for the applicable category (as set forth in the Supplement) multiplied by the difference between the measurement of RUs for that category actually used and the Baseline.

                    ARC = (Measurement RUs - Baseline) x ARC Rate

     RRCs

     In addition, there will be no reduction of the charges otherwise payable to IBM Global Services for such period unless the actual measurement of RUs used during that period falls below xx percent of the Baseline, for that category for such period, in which case IBM Global Services will give "customer" an RRC against current or future charges (or, if no future charges will be due, make payment to "customer") equal to the product of the RRC Rate for the applicable category (as set forth in the Supplement) multiplied by the difference between the measurement of RUs for the category actually used and xx percent of the Baseline for that category. RRCs will only apply to the first xx% of decreased RUs.

              RRC = [{(Baseline x xx%) - Measurement RUs} x RRC Rate]




December 16, 1997

Flexibility - Skills

ARC rates and RRC rates will be determined for each applicable level of skill for Application Development, Quality Assurance, Project Management, and Network Services. ARCs and RRCs will be administered within a mutually agreeable process which is consistent with Attachment I entitled "ARC/RRC Philosophy". Resource Reductions will be subject to a ninety day notice provision, unless modified by mutual agreement. Upon notification by Comdata of a Resource Reduction, IBM will apply its best efforts to reduce costs as soon as practical within the notice period.

Separate ARC and RRC rate schedules will be developed for IBM Global Services employees and subcontractors. The subcontractor ARC rate will be cost plus twenty (20) percent.

The following schedule will guide our activities:

1/31/98 IBM Global Services and Comdata agree upon the process used to administer ARC and RRC activities.

2/28/98 IBM Global Services establishes ARC rates, RRC rates, and a recommended steady state floor for Application Development, Network Services and Quality Assurance.





December 16, 1997

Assumptions

- The expanded agreement will be structured as an amendment to the 1995 contract. Except as may be provided herein, all terms and conditions of the 1995 agreement apply.

- Comdata withdraws its November 26, 1996 notice of intention to terminate with concurrence from IBM Global Services.

- Comdata has canceled the ISP project, and will not require support for the Pyramid platform and the Seer migration project.

- Comdata will provide all hardware, software, and other equipment, and maintenance required to perform the New Scope functions contained herein. Comdata will provide such hardware, software, etc. for transitioned functions and any incremental resources. The Comdata user organizations will perform User Acceptance Testing, and will authorize promotion of new programs to the production environment.

- IBM Global Services will manage Comdata's current Network Services subcontractors and other I.T. subcontractors. Comdata retains financial responsibility for those subcontractors.

- All Comdata application development, network services, quality assurance, systems operations, and project management will be offered to IBM Global Services at ARC rates. Specialized skills not available in the permanent resource pool may be provided at higher rates, subject to the mutual agreement of the parties.

- Resources within the Agreement may be utilized for Year 2000 readiness activities, pursuant to specific Year 2000 terms. Any incremental resources or funding requirements for Year 2000 readiness remain Comdata responsibilities.

- The security administration function currently in Comdata's Quality Programs area is assumed to be in scope.

- The Process Quality function currently in Comdata's Quality Programs area is assumed to be out of scope.

- The telephone bill accounts payable function in Comdata's Network Services area is assumed to be out of scope.

- There is no change to the current Dallas scope. All new responsibilities are limited to Brentwood and LaVergne. We assume that there are no remote resource requirements. Comdata will reimburse IBM Global Services for actual travel expenses for travel to other Comdata locations.

- Items not specifically included in scope are assumed to be out of scope.


     December 16, 1997